Exhibit 10.10

AMENDED AND RESTATED INDEPENDENT CONTRACTOR AGREEMENT

This AMENDED AND RESTATED INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is by and between Ian Guy Hobday, an individual residing in Lamorlaye, France (the “Executive”), and Liberty Electric Cars Ltd., a corporation organized under the laws of the United Kingdom and Wales (the “Company”), effective the 4th day of December, 2012 (the “Effective Date).

WHEREAS, Executive and the Company previously entered into an Independent Contractor Agreement dated July 20, 2012 (the “Original Agreement”) and subsequently realized that certain consideration under the Original Agreement, namely the 150,000 shares of Series A Convertible Preferred Stock, was erroneous specified as compensation to Executive rather than consideration for Executive agreeing not to compete with the Company, which was the intent of the parties to that certain Stock Exchange Agreement dated June 28, 2012, as amended on December 4, 2012, and, as a result, the parties are entering into this Agreement with the intent of this Agreement replacing the Original Agreement in its entirety with this Agreement being the only agreement between the parties on the subject matter covered by this Agreement and the Original Agreement being of no force and effect;

WHEREAS, the effects of this Agreement are to be retroactive back to the date of this Original Agreement;

WHEREAS, Executive has over 25 years of experience in the automotive industry, and business management; and,

WHEREAS, the Company wishes to contract with Executive for the purpose of having him perform in the capacity of Chief Executive Officer (“CEO”) of the Company.  The duties of the Executive, among others, shall include the performance of all of the duties typical of the office held, those described in the bylaws of the Company, and such other duties and projects as may be assigned by the Company or the Board of Directors, more fully described below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.

Engagement.

The Company hereby engages Executive to provide his services as its full time CEO. In this role he will be expected to lead the development of the global business through acquisitions and their successful integration; organic development of existing businesses; the creation and deployment of new automotive technologies (with a focus on electronic vehicles); the successful creation of a management team; participation in all efforts to raise funding, and the overall goal to increase the value of the Company and Green Automotive Company, a Nevada corporation and the Company’s parent company (“GACR”) and assist GACR in listing on the AMEX or NASDAQ within 3 years.  Executive's duties may be reasonably modified at the Company's discretion from time to time.  Executive shall be responsible to the ownership and management of Company, but will not be required to follow or establish a regular or daily work schedule.  Any advice given to Executive regarding his scope of work shall be considered a suggestion only, not an instruction.  The Company retains the right to inspect, stop, or alter the work of the Executive to assure its conformity with this Agreement and Company needs.  Notwithstanding the above, the Company acknowledges that the Executive has interests in other businesses outside of the Company and that these may occupy no more than the equivalent of four (4) days of his time per month. The Company understands and accepts that the interests of the Executive in other businesses are not in conflict with those of the Company or GACR. Collectively, the Executives duties are referred to herein as the “Services”).

2.

Compensation.

Compensation to Executive for the Services provided pursuant to this Agreement shall consist of the following:

A.

Annual Compensation.  As compensation for the Services, the Company will provide remuneration of £150,000 per year of which £6,000 per month will be paid in cash by the Company, and the balance will be accrued / deferred. This arrangement to be reviewed after 6 months. The Executive, after 6 months from the effective date, will have the option of converting all or part of the accrued / deferred amount into GAC common stock to be issued pursuant to the exemption available under Section 4(2) of the Securities Act of 1933, as amended.  Such shares will be restricted and have a standard “Rule 144” restrictive legend.  The accrued compensation will be convertible based on the following formula: Amount Executive chooses to convert / (GACR stock price at date of conversion / 2 ) = number of shares in GACR ordinary stock to be granted, and

B.

Options. Issue to Executive, or his designee, one or more options (each an “Option”) to acquire up to two Million (2,000,000) shares of GACR, Common Stock, as described in the Option Agreement, attached hereto as Exhibit A (the “Option Shares”). Each Option shall vest upon execution of the Option Agreement and shall be effective for the term of this Agreement, and any Extension Period (as defined below).

3.

Term of Engagement.

This Agreement shall have an initial term of Three (3) years starting July 20, 2012 (the “Term of Services”) and, at the end of this period will automatically be renewed for a further 1 year period which will roll over each year thereafter, unless terminated by the Company or the Executive in accordance with this Agreement.  Notwithstanding this Term of Services, this Agreement may be terminated pursuant to Section 7, below (the “Service Termination Date”).

4.

Indemnification.

Executive shall not be liable to the Company or any of its shareholders, and the Company shall indemnify and hold Executive harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by him, and to pay related attorney’s fees incurred by Executive by reason of or resulting from litigation to which Executive is named a party defendant relating in any way to any action by Executive, or omission, in the course of or connected with rendering the Services, including but not limited to losses that may be sustained in any corporate act undertaken by the Company as a result of advice provided by Executive (“Indemnification”). This covenant is provided by the Company as an inducement for Executive to enter into this Agreement. Excluded from Indemnification under this Agreement are actions, litigation or otherwise, brought against the Executive the basis of which is the Executive’s willful acts or omissions or breach of the Executive’s fiduciary duty or fraud, or such other action that may be against public policy for the Company to waive, release or indemnify against.

5.

Costs and Expenses.

All third party and out-of-pocket expenses incurred by Executive in the performance of the Services shall be paid by the Company, or if paid by Executive on behalf of the Company then reimbursed by the Company. Reimbursement of costs and expenses shall be made within ten (10) days of receipt by the Company of Executive’s written request for reimbursement; provided, however, that the Company must approve in advance all such expenses in the aggregate in excess of $500 in any one (1) month. All expenses claims must follow the Company’s policies and procedures for Expenses a copy of which has been provided to the Executive.

6.

Place of Services.

Unless otherwise mutually agreed by Executive and the Company, the Services provided by Executive hereunder will be performed at the offices of the Company or its respective subsidiary, or, at such other location as may be required, in the Company’s sole discretion, to perform the Services.

7.

Termination.

This Agreement will terminate as described in Section 3, above, or upon the earlier of (a) receipt by Executive of written notice by the Company to Executive to terminate this Agreement for Cause, (b) thirty (30) days following receipt by Executive of written notice by the Company to Executive to terminate this Agreement without Cause, or (c) thirty (30) days following receipt by the Company of written notice by Executive to terminate this Agreement, for any reason.  For the purpose of this Agreement the term “Cause” shall mean:

A)

As to Executive:

i)

Executive is unable to provide the Services as set forth herein for thirty (30) consecutive business days because of illness, accident, or other incapacity;

ii)

Executive willfully breaches or neglects the duties reasonably requested by a majority of the members of the Company’s Board of Directors; or

iii)

Executive breaches a material term of this Agreement; or

iv)

Executive files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or,

v)

Executive is convicted of or enters a plea of guilty or nolo contendere to a felony or misdemeanor involving fraud, embezzlement, theft or dishonesty or other criminal conduct.

B)

As to the Company:

i)

If the Company breaches this Agreement or fails to (1) make any payments to Executive of the Annual Compensation as set forth in Section 2, unless expressly agreed to by the Executive, (2) issue the Option Shares to Executive as set forth herein, or (3) issue the Series A Preferred Stock as provided for in above in Section 8E; or

ii)

If the Company ceases business, or

iii)

At the option of the Executive, if the Company sells a controlling interest to a third party, or agree to a consolidation or merger of itself with or into another corporation, or sells substantially all of its assets to another corporation, entity or individual, save and except the current pending purchase of One Hundred percent (100%) of the issued and outstanding Ordinary Shares of the Company; or

iv)

If the Company has a receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of business, or if either the Company makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization for rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or

v)

If any of the disclosures made by the Company herein, or subsequent hereto, are determined to be materially false or misleading.

C)

In the event this Agreement is terminated prior to the expiration of the Term of Service by the Company:

i)

For Cause, the Company agrees to pay all remuneration owed to Executive through the date of termination and to pay all expenses due.

ii)

Without Cause, the Company agrees to pay in cash the balance of the term of the Agreement, without any renewal periods, which shall be a maximum of 3 years compensation and a minimum of 1 year.  To grant all options to the Executive that have not been granted.  To pay all and any expenses due to the Executive through the date of termination. To cover medical insurance for 12 months if provided, and if a car has been provided to leave this with the Executive for a period of 12 months.

iii)

In the event this Agreement is terminated prior to the expiration of the Term of Services by the Executive, the Company agrees to pay all remuneration owed to Executive through the date of termination and to pay all expenses due.

8.

Confidentiality and Covenant Not to Compete.

A)

Executive acknowledges that the Company and GACR have developed and/or are developing a unique and successful business of which the name, customers, goodwill, and methods of doing business are valuable assets, and also that the Company and/or GACR at times does business with certain entities whose name and scope of work are confidential.  In the course of Executive carrying out his obligations under this Agreement, Executive will have access to the Company’s and GACR’s confidential information, including, but not limited to, trade secrets, financial information, customer lists, marketing methods, data, properties, personnel and internal affairs, relating to the Company’s and GACR’s business and customers (the “Confidential Information”).

B)

Executive will not, during the term of this Agreement, communicate or divulge to any of the Company’s or GACR’s competitor’s any information or knowledge concerning the Company and/or GACR and any information, including but not limited to client lists, communication techniques, invoicing, billing, schematics, hardware and software designs and prototypes which may be communicated to Executive by the Company and/or GACR during the term of this Agreement.

C)

Executive covenants and agrees that during the term of this Agreement he will not do any act or fail to do any act which may be prejudicial or injurious to the business and goodwill of the Company or GACR.

D)

During the term of this Agreement, other than with Company’s written consent, Executive will not directly or indirectly own, manage, control, participate in, lend his name to, act as consultant, or advisor to, or render services to (alone or in association with any other persons, firm, corporation or other business organization) any person or entity engaged in any business similar to or related in any way to the business be conducted by the Company.

E)

As consideration for the Executive agreeing not to compete during the term of this Agreement, and for a minimum of three (3) years if the term of this Agreement is less than three (3) years, upon signing this Agreement, Executive will be issued 150,000 shares of the GACR Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  The shares of Series A Preferred Stock, or any common stock issued to Executive as a result of the conversion of the Series A Preferred Stock, shall not be transferred by the Executive for a period of three (3) years from the Effective Date of this Agreement, and such shares shall be subject to forfeiture as set forth in Section 9, below.

9.

Forfeiture of Series A Preferred Stock.

The shares of Series A Preferred Stock issued hereunder are issued to Executive in exchange for his agreement not to compete with GACR or the Company during the term of this Agreement, or for three (3) years in the event the term of this Agreement is less than three (3) years.  If Executive competes with GACR or the Company during the term of this Agreement or in the next three (3) years then all the Series A Preferred Stock will be forfeit by Executive back to GACR.  Additionally, if Executive resigns from the Company (Section 7C(iii)), or if Executive is terminated “for cause” (Section 7C(i)), prior to three (3) years from the date of this Agreement, then Executive will forfeit a pro rata amount of the Series A Preferred shares back to GACR based on the amount of time Executive worked for the Company versus what is left of the three (3) year forfeiture period (for example, if Executive works for the Company for two years he will be entitled to keep 66% of the Series A Preferred Shares – unless he compete with GACR or the Company during the three (3) period, in which case all Series A Preferred Shares must be returned to GACR).   For the purposes of this Section the Series A Preferred Stock includes any common stock of GACR issued to Executive as a result of the conversion of the Series A Preferred Stock.

10.

Representations and Warranties of the Company.

The Company represents and warrants to Executive that:

A)

Corporate Existence.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the United Kingdom, with power to own property and carry on its business as it is now being conducted.

B)

No Conflict.  This Agreement has been duly executed by the Company and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which the Company is a party or to which the Company is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which the Company is subject.

C)

Full Disclosure.  The information concerning the Company provided to Executive pursuant to this Agreement is, to the best of the Company's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

D)

Date of Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement is true and correct at and as of the date of execution of this Agreement.

11.

Miscellaneous.

A)

Authority.  Executive and those executing this Agreement on behalf of the Company represent that they are duly authorized to do so, and that each has taken all requisite action required by law or otherwise to properly allow such signatories to execute this Agreement.

B)

Subsequent Events.  Executive and the Company each agree to notify the other parties if, subsequent to the date of this Agreement, one of the parties incurs obligations which could compromise its efforts and obligations under this Agreement.

C)

Amendment.  This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

D)

Further Actions and Assurances.  At any time and from time to time, each party hereto agrees, at its expense, to take such action and to execute and deliver documents as may be reasonably requested or necessary to effectuate the purposes of this Agreement.

E)

Waiver.  Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

F)

Assignment.  Neither this Agreement nor any right created by it shall be assignable by any party hereto without the prior written consent of the other parties.

G)

Notices.  Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party when deposited for transmittal by certified or registered mail, postage prepaid, or when sent by facsimile, “email” or other electronic transmission with proof of delivery, addressed as follows:

To the Company:

Liberty Electric Cars Ltd.

Magdalen Centre

Robert Robinson Avenue

The Oxford Science Park

OXFORD, OX4 4GA

Attn. Ian Hobday, Managing Director

E-mail: ian@liberty-ecars.com

Fax:  [_____________________]

With Copy To:

Green Automotive Company

          23 Corporate Plaza, Suite 150

          Newport Beach, California 92660

          Telephone: 1.877.

          Facsimile:   1.310.

          Email: Info@usaelectricauto.com

To Executive:

Ian Hobday

1 Allee Des Bleuets

            60260 Lamorlaye

          France

          Telephone: +33 344 990908

          Facsimile:

          Email: ihobday@aol.com

or to such other person or address designated in writing subsequent to the date hereof by the Company or Executive to receive notices.

H)

Headings.  The sections and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

I)

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom, applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby.  In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the United Kingdom.  In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the actual expenses of its attorneys) in bringing or defending against such action.

J)

Termination of Any Prior Agreements.  Effective the date hereof all rights of the Company and Executive related to any other agreement entered into between the Company and Executive prior to the Effective Date hereof, whether written or oral, is hereby terminated.

K)

Time is of the Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

L)

Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

M)

Entire Agreement.  This Agreement replaces the Original Agreement in its entirety and contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist.  No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

N)

Severability.  If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

O)

Counterparts: Facsimile. An original of this Agreement may be executed simultaneously in three or more executed facsimile, telecopy or other electronic reproductive counterparts, each of which shall be deemed an original, or facsimile, telecopy or other electronic reproductive counterparts, shall constitute one and the same instrument, and delivery of such shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

P)

Consolidation or Merger.  Subject to the provisions hereof, in the event of a sale of the stock, or substantially all of the stock of the Company, or consolidation or merger of the Company with or into another corporation or entity, or the sale of substantially all of the operating assets of the Company to another corporation, entity or individual, the Company’s rights and obligations under this Agreement to its successor-in-interest shall be deemed to have acquired and assumed by such successor-in-interest; provided, however, that in no event shall the duties and services of Executive  provided for herein, or the responsibilities, authority or powers commensurate therewith, change in any material respect as a result of such sale of stock, consolidation, merger or sale of assets.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first written above.

“Company”	“Executive”

Liberty Electric Cars Ltd.	Ian Hobday

By:	Ian Hobday
Its:

EXHIBIT “A”

Stock Option Agreement